CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                       OF

                      SERIES C CONVERTIBLE PREFERRED STOCK

                                       OF

                                   P-COM, INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)


         P-Com, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), hereby certifies that the Board of Directors of the Corporation (the "BOARD OF DIRECTORS" or the "BOARD"), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation's previously authorized Preferred Stock, par value $0.0001 per share (the "PREFERRED STOCK"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

                           I. DESIGNATION AND AMOUNT

         The designation of this series, which consists of Ten Thousand (10,000) shares of Preferred Stock, is the Series C Convertible Preferred Stock (the "SERIES C PREFERRED STOCK") and the face amount shall be One Thousand Seven Hundred Fifty Dollars ($1,750) per share (the "FACE AMOUNT").


                            II. CERTAIN DEFINITIONS

         For purposes of this Certificate of Designation, the following terms shall have the following meanings:

         A. "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

         B. "CLOSING BID PRICE" means, for any security as of any date, the last bid price of such security on the OTC Electronic Bulletin Board (the "OTC") or the Bulletin Board Exchange (collectively with the OTC, the "Bulletin BOARD") or other principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to holders of a majority of the then outstanding shares of Series C Preferred Stock

("MAJORITY HOLDERS") if Bloomberg Financial Markets is not then reporting closing bid prices of such security) (collectively, "BLOOMBERG"), or if the foregoing does not apply, the closing sales price of such security on a national exchange or in the over-the-counter market on any other electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date which was a trading day. If the Closing Bid Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

         C. "CONVERSION DATE" means, for any Optional  Conversion (as defined in
Article IV.A below), the date specified in the notice of conversion in the form attached hereto (the "NOTICE OF CONVERSION"), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

         D. "CONVERSION PRICE" means $0.10, and shall be subject to adjustment as provided herein.

         E. "DEFAULT CURE DATE" means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VI.A, the date the Corporation effects the conversion of the full number of shares of Series C Preferred Stock, and (ii) with respect to a Conversion Default described in clause (ii) of Article VI.A, the date the Corporation issues freely tradable shares of Common Stock in satisfaction of all conversions of Series C Preferred Stock in accordance with Article IV.A, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series C Preferred Stock held by such holder pursuant to Article VI.A.

         F. "ISSUANCE DATE" means the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the "SECURITIES PURCHASE AGREEMENT"), pursuant to which the Corporation issues, and such purchasers purchase, shares of Series C Preferred Stock upon the terms and conditions stated therein.

         G. "PRICE ADJUSTMENT APPROVAL" means the approval of the Corporation's stockholders of the anti-dilution and other conversion/exercise price adjustments contained in the Series C Preferred Stock and the Warrants, as required by Article VII, Section 8 of the Corporation's Bylaws.

         H. "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the Issuance Date, by and among the Corporation and the initial holders of Series C Preferred Stock.

         I. "TRADING DAY" means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

         J. "WARRANTS" means the warrants issued by the Corporation to the initial holders of Series C Preferred Stock pursuant to the Securities Purchase Agreement.


                                 III. DIVIDENDS

         A. Commencing on the first anniversary of the Issuance Date, dividends shall be payable cumulatively out of funds legally available therefor, at the rate of six percent (6%) per annum, which rate shall automatically increase to eight percent (8%) per annum on the second anniversary of the Issuance Date, as to each outstanding share of Series C Preferred Stock on every successive June 30 and December 31 (each such date, a "DIVIDEND DATE" and each such payment, a "DIVIDEND"). Payment of Dividends on each share of Series C Preferred Stock shall be made, at the option of the Corporation (subject to the limitations set forth below in Article IV.D), either (x) in cash or (y) if all of the Required Stock Dividend Conditions (as defined below) are satisfied, by the issuance of shares of Common Stock by the Corporation in an amount determined by dividing the amount of the Dividend that is payable on such share of Series C Preferred Stock by the average Closing Bid Price of the Common Stock for the ten (10) trading day period immediately preceding the applicable Dividend Date.

         B. The "REQUIRED STOCK DIVIDEND CONDITIONS" shall consist of the following:

                  (i) a registration statement covering the shares of Common Stock to be issued as a Dividend shall have been filed by the Corporation and declared effective by the United States Securities and Exchange Commission, and such registration statement continues to be effective up through and including the Dividend Date;

                  (ii) all shares of Common Stock to be issued as a Dividend are then (a) authorized and reserved for issuance, (b) registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for resale by the holders and (c) listed or traded on the Bulletin Board, the Nasdaq National Market or any other national exchange;

                  (iii) no Redemption Event (as defined in Article VII.A below) shall have occurred without having been cured; and

                  (iv) all amounts, if any, then accrued or payable under this Certificate of Designation or the Registration Rights Agreement shall have been paid.

                                 IV. CONVERSION

         A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Paragraph C of this Article IV, each holder of shares of Series C Preferred Stock may, at any time and from time to time, convert (an "OPTIONAL CONVERSION") each of its shares of Series C Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

      FACE AMOUNT + ACCRUED BUT UNPAID DIVIDENDS AS OF THE CONVERSION DATE
                                CONVERSION PRICE

         B. Mechanics of Conversion. In order to effect an Optional Conversion, a holder shall: (x) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (y) surrender or cause to be surrendered the original certificates representing the Series C Preferred Stock being converted (the "PREFERRED STOCK CERTIFICATES"), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation. Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XIV.B hereof.

                  (i) Delivery of Common Stock Upon Conversion. Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article XIV.B) (the "DELIVERY PERIOD"), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted and (y) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC TRANSFER"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

                  (ii) Taxes. The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series C Preferred Stock.

                  (iii) No Fractional Shares. If any conversion of Series C Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series C Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Bid Price at such time, and the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock shall be the next lower whole number of shares. If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (iv) Conversion Disputes. In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock as are not disputed in accordance with subparagraph (i) above. If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation's sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations. The accountant's calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

         C. Mandatory Conversion by Corporation.

                  (i) If, at any time after one hundred eighty (180) days from the effective date of the registration statement (the "REGISTRATION STATEMENT") required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement, and subject to Article IV.D hereof, all of the Required Conditions (as defined below) are satisfied, then, at the option of the Corporation exercised by the delivery of written notice (a "MANDATORY CONVERSION NOTICE") to all holders of the shares of Series C Preferred Stock, the Company may require the holders of Series C Preferred Stock to convert all of the outstanding shares of Series C Preferred Stock into Common Stock pursuant to the applicable conversion procedures in Article IV.B.

                  (ii) The "REQUIRED CONDITIONS" shall consist of the following:

                           (a) the Closing Bid Price of the Common Stock for the
ten (10) consecutive trading days prior to delivery of the Mandatory Conversion Notice equals or exceeds $0.20 (as adjusted for stock splits, stock dividends or similar events);

                           (b)  the  Registration   Statement  continues  to  be
effective up through and including the date of the Mandatory Conversion contemplated by this Article IV.C (it being understood that the Corporation shall comply with its obligations under Article 3 of the Registration Rights Agreement relating to the effectiveness of such registration statement);

                           (c)  all  shares  of  Common  Stock   issuable   upon
conversion of the Series C Preferred Stock and exercise of the Warrants are then
(a) authorized and reserved for issuance, (b) registered under the Securities Act, for resale by the holders and (c) listed or traded on the Bulletin Board, the Nasdaq National Market or any other national exchange;

                           (d) no Redemption  Event (as defined in Article VII.A
below) shall have occurred without having been cured; and

                           (e) all  amounts,  if any,  then  accrued  or payable
under this Certificate of Designation or the Registration Rights Agreement shall have been paid.

                  (iii) In the event any holder of Series C Preferred Stock is unable to convert all of the outstanding Series C Preferred Stock that it holds due to the limitations set forth in Article IV. D hereof, such unconverted Series C Preferred Stock shall remain outstanding with all of the right and privileges set forth herein; provided, however, that such shares of Series C Preferred Stock shall cease to accrue any additional Dividends hereunder, effective as of the date of the mandatory conversion specified in the Mandatory Conversion Notice.

         D. Limitations on Conversions. The conversion of shares of Series C Preferred Stock and the payment of Dividends in shares of Common Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

                  (i) [Reserved].

                  (ii) Additional Restrictions on Conversion, Payment of Dividends in Shares of Common Stock or Transfer. In no event shall the Corporation issue Common Stock to any holder of Series C Preferred Stock as payment of any Dividend, and in no event shall a holder of shares of Series C Preferred Stock of the Corporation have the right to convert shares of Series C Preferred Stock into shares of Common Stock or to dispose of any shares of Series C Preferred Stock to the extent that such right to effect such conversion or disposition would result in the holder or any of its affiliates together beneficially owning more than 9.999% of the outstanding shares of Common Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock (considered separately as a single class without giving effect to Article XI hereof) and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change; provided, however, no such alteration, amendment, deletion or change shall be effective until the 61st day following the later of the vote of the holders of the Common Stock or the Majority Holders. In the event the Corporation is prohibited from issuing Common Stock to any holder of Series C Preferred Stock as payment of any Dividend, it shall pay such Dividend to such holder in cash.


                    V. RESERVATION OF SHARES OF COMMON STOCK

         A. Reserved Amount. The Company shall, at and after such time as the Company's stockholders have approved an amendment to its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 69,000,000 to at least 600,000,000 shares (the "AMENDMENT"), but in no event later than ninety (90) days following the Issuance Date; provided, however, that in the event the SEC conducts a full review of the preliminary proxy statement filed in connection with the Company soliciting proxies to approve the Amendment, such period may be extended, if reasonably necessary, by an additional thirty (30) days (the "AMENDMENT DATE"), reserve such number of shares of its authorized but unissued shares of Common Stock to provide for the conversion of the Series C Preferred Stock that is equal to (i) the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock issued and outstanding on the Issuance Date, as adjusted to provide for any subsequent issuances after the Issuance Date but prior to the filing of the registration statement contemplated by the Registration Rights Agreement, multiplied by (ii) 125%, and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the "RESERVED AMOUNT") shall at all times be sufficient to provide for the full conversion of all of the Series C Preferred Stock outstanding at the then current Conversion Price thereof (without giving effect to the limitations contained in Article IV.D). The Reserved Amount shall be allocated among the holders of Series C Preferred Stock as provided in
Article XIV.C. In the event the Company's stockholders shall not have approved the Amendment by the Amendment Date, then the Company shall pay to each holder of Series C Preferred Stock an amount equal to the product of (i) the number of shares of Series C Preferred Stock then held by such holder multiplied by the per share purchase price paid by such holder for its shares of Series C Preferred Stock, multiplied by (ii) two percent (2.0%) for each 30 day period (or portion thereof) after the Amendment Date and prior to the approval of the Amendment by the Company's stockholders.

         B. Increases to Reserved Amount. If the Reserved Amount for any three consecutive trading days (the last of such three trading days being the "AUTHORIZATION TRIGGER DATE") shall be less than one hundred twenty-five percent (125%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series C Preferred Stock (without giving effect to the limitations contained in Article IV.D), the Corporation shall immediately notify the holders of Series C Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to increase the number of authorized shares of Common Stock) to increase the Reserved Amount to one hundred twenty-five percent (125%) of the number of shares of Common Stock then issuable upon full conversion of all of the outstanding Series C Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Article IV.D). In the event the Corporation fails to so increase the Reserved Amount within 90 days after an Authorization Trigger Date, each holder of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice (as defined in Article VII.C) to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B), a number of the holder's shares of Series C Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder's Reserved Amount is at least equal to one hundred twenty-five percent (125%) of the total number of shares of Common Stock issuable upon conversion of such holder's shares of Series C Preferred Stock. If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

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

VI. FAILURE TO SATISFY CONVERSIONS

         A. Conversion Defaults. If, at any time, (i) a holder of shares of Series C Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder's allocated portion of the Cap Amount or Reserved Amount, for which failures the holders shall have the remedies set forth in Articles V and VI, respectively) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of freely tradable shares of Common Stock to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series C Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue freely tradable shares of Common Stock upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder's allocated portion of the Cap Amount or Reserved Amount or Cap Amount) (each of (i) and (ii) being a "CONVERSION DEFAULT"), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder's outstanding shares of Series C Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount. If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

         B. Buy-In Cure. Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series C Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(i) below) and
(ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the "SOLD SHARES") which such holder anticipated receiving upon such conversion (a "BUY-IN"), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares. For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000. A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B. The Corporation shall make any payments required pursuant to this Article VI.B in accordance with and subject to the provisions of Article XIV.E.


                     VII. REDEMPTION DUE TO CERTAIN EVENTS

         A. Redemption by Holder. In the event (each of the events described in clauses (i)-(vi) below after expiration of the applicable cure period (if any) being a "REDEMPTION EVENT"):

                  (i) the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series C Preferred Stock upon conversion of the Series C Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement or the Registration Rights Agreement (a "LEGEND REMOVAL FAILURE"), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

                  (ii) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

                  (iii) the Corporation's stockholders do not (x) approve the Amendment or (y) grant the Price Adjustment Approval, in each case no later than ninety (90) days after the Issuance Date; provided, however, that in the event the SEC conducts a full review of the preliminary proxy statement filed in connection with the Company soliciting proxies to approve the Amendment and the Price Adjustment Approval, such period may be extended, if reasonably necessary, by an additional thirty (30) days.;

                  (iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation;

                  (v) the Corporation shall:

                           (a) sell,  convey or dispose of all or  substantially
all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                           (b)  merge,   consolidate  or  engage  in  any  other
business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) provided that such merger, consolidation or business combination is required to be reported by the Corporation on a Current Report pursuant to Item 1 of Form 8-K, or any successor form;

                           (c) engage in any  transaction or a series of related
transactions resulting in the sale or issuance by the Corporation or any of its stockholders of any securities to any person or entity, or the acquisition or right to acquire securities by any person or entity, in either case acting individually or in concert with others, such that, following the consummation of such transaction(s), such person(s) or entity(ies) (together with their respective affiliates, as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended) would own or have the right to acquire greater than fifty percent (50%) of the outstanding shares of Common Stock (calculated on a fully-diluted basis).

                           (d) either (i) fail to pay,  when due,  or within any
applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $250,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $250,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation; or

                  (vi) except with respect to matters  covered by  subparagraphs
(i) - (v) above, as to which such applicable subparagraphs shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within ten business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series C Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a Redemption Notice (as defined in Paragraph C below) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series C Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder. For the avoidance of doubt, the occurrence of any event described in clauses (i), (ii), (iii), (v) and (vi) above shall immediately constitute a Redemption Event and there shall be no cure period. Upon the Corporation's receipt of any Redemption Notice hereunder (other than during the three trading day period following the Corporation's delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation's initial receipt of a Redemption Notice from a holder of Series C Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "REDEMPTION ANNOUNCEMENT") to all holders of Series C Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series C Preferred Stock covered thereby. The Corporation shall not redeem any shares of Series C Preferred Stock during the three trading day period following the delivery of a required Redemption Announcement hereunder. At any time and from time to time during such three trading day period, each holder of Series C Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series C Preferred Stock covered by Redemption Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

         B. Definition of Redemption Amount. The "REDEMPTION AMOUNT" with respect to a share of Series C Preferred Stock means an amount equal to the greater of:

                  (i)         V X M
                             --
                             C P

         and      (ii)         V        X        R

where:

                  "V" means the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount;

                  "CP" means the Conversion Price in effect on the date on which the Corporation receives the Redemption Notice;

                  "M" means (i) with respect to all redemptions other than redemptions pursuant to subparagraph (a) or (b) of Article VII.A(v) hereof, the highest Closing Bid Price of the Corporation's Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount and (ii) with respect to redemptions pursuant to subparagraph
(a) or (b) of Article VII.A(v) hereof, the greater of (a) the amount determined pursuant to clause (i) of this definition or (b) the fair market value, as of the date on which the Corporation receives the Redemption Notice, of the consideration payable to the holder of a share of Common Stock pursuant to the transaction which triggers the redemption. For purposes of this definition, "fair market value" shall be determined by the mutual agreement of the Corporation and the Majority Holders, or if such agreement cannot be reached within five business days prior to the date of redemption, by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation; and

                  "R" means 120%.

Notwithstanding the foregoing, with respect to a redemption of Series C Preferred Stock pursuant to subparagraph (c) of Article VII.A(v), the Redemption Amount with respect to such shares of Series C Preferred Stock shall be the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount.

         C. Redemption Defaults. If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series C Preferred Stock within five business days after its receipt of a notice requiring such redemption (a "REDEMPTION NOTICE"), then the holder of Series C Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder. In the event the Corporation is not able to redeem all of the shares of Series C Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series C Preferred Stock from each holder pro rata, based on the total number of shares of Series C Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series C Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

                                   VIII. RANK

         All shares of the Series C Preferred Stock shall rank (i) prior to the Corporation's Common Stock, Series A Junior Participating Preferred Stock, Series B Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series C Preferred Stock) (collectively with the Common Stock and the Series B Convertible Preferred Stock, the "JUNIOR SECURITIES"); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Series C Preferred Stock (the "PARI PASSU SECURITIES"); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Series C Preferred Stock (collectively, the "SENIOR Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                           IX. LIQUIDATION PREFERENCE

         A. If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 60 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, the sale or transfer of all or substantially all of the Corporation's assets in one transaction or in a series of related transactions (only in the event a holder does not elect its rights with respect to such sale or transfer as set forth in Article X.B, if applicable) and the consolidation or merger of the Corporation with or into any other entity (only in the event a holder does not elect its rights with respect to such consolidation or merger as set forth in Article X.B, if applicable) (a "LIQUIDATION EVENT"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series C Preferred Stock shall have received the Liquidation Preference with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series C Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series C Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of Senior Securities, if any, the holders of the Series C Preferred Stock and the holders of Pari Passu Securities, if any, shall be sufficient to permit the payment to such holders of the preferential amounts payable thereon, then after such payment shall be made in full to the holders of Senior Securities, if any, the holders of the Series C Preferred Stock and the holders of Pari Passu Securities, if any, the remaining assets and funds available for distribution shall be distributed to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders. After such payment shall be made in full to the holders of any Junior Securities entitled to a liquidation preference, the remaining assets and funds available for distribution shall be distributed ratably among the holders of shares of Series C Preferred Stock, the holders of any other class or series of Preferred Stock entitled to participate with the Common Stock in a liquidating distribution and the holders of the Common Stock, with the holders of shares of Preferred Stock deemed to hold the number of shares of Common Stock into which such shares of Preferred Stock are then convertible.

         B. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

         C. The "LIQUIDATION PREFERENCE" with respect to a share of Series C Preferred Stock means an amount equal to the Face Amount thereof plus all accrued Dividends thereon through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.


                     X. ADJUSTMENTS TO THE CONVERSION PRICE

         The Conversion Price shall be subject to adjustment from time to time as follows:

         A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

         B. Merger, Consolidation, Etc. If, at any time after the Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then the holders of Series C Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitations contained in Article IV.D), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series C Preferred Stock to the end that the economic value of the shares of Series C Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's Common Stock immediately prior to such Corporate Change shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof). The Corporation shall not effect any Corporate Change unless (i) each holder of Series C Preferred Stock has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) if required by Section 4(i) of the Securities Purchase Agreement, the consent of the Purchasers (as such term is defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(i), and (iii) the resulting successor or acquiring entity (if not the Corporation), and, if an entity different from the successor or acquiring entity, the entity whose capital stock or assets the holders of the Common Stock are entitled to receive as a result of such Corporate Change, assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividends accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series C Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         C. Distributions. If, at any time after the Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "DISTRIBUTION"), then the holders of Series C Preferred Stock shall be entitled, upon any conversion of shares of Series C Preferred Stock after the date of record for determining stockholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article IV.D) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution. If the Distribution involves Convertible Securities or Purchase Rights (as such terms are defined in Paragraph D below) and the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series C Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series C Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

         D. Purchase Rights. If, at any time after the Issuance Date, the Corporation issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities ("PURCHASE RIGHTS") pro rata to the record holders of any class of Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series C Preferred Stock shall be entitled to acquire, upon the terms applicable to such Convertible Securities or Purchase Rights, the aggregate number of Convertible Securities or Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series C Preferred Stock (without giving effect to the limitations contained in Article IV.D) immediately before the date on which a record is taken for the grant, issuance or sale of such Convertible Securities or Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Convertible Securities or Purchase Rights.

         E. Dilutive Issuances.

                  (i) If, at any time after the Corporation obtains the Price Adjustment Approval, the Corporation issues or sells, or in accordance with subparagraph (ii) of this Article X.E is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price in effect on the date of issuance or sale (or deemed issuance or sale) (a "DILUTIVE ISSUANCE"), then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted in accordance with the following formula:

                 ACP=      C x    O+P/C
                                 -------
                                  CSDO

         where:

         ACP      = the adjusted Conversion Price;
         C        = the  Conversion  Price  on  (a)  for  purposes  any  private offering of securities  under  Section 4(2) of the  Securities

                  Act, the date that the Corporation enters into legally binding definitive agreements for the issuance of such Common Stock and (b) for purposes of any other such issuance of Common Stock, the date of issuance thereof;
         O = the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance; P = the aggregate consideration, calculated as set forth in Article X.E(ii) hereof, received by the Corporation upon such Dilutive Issuance; and
         CSDO = the total number of shares of Common Stock actually outstanding (after giving effect to the Dilutive Issuance, and not including shares of Common Stock held in the treasury of the Corporation), plus (a) in the case of any adjustment required by this Article X.E(i) due to the issuance of Purchase Rights, the maximum total number of shares of Common Stock issuable upon the exercise of the Purchase Rights for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Purchase Rights), and (y) in the case of any adjustment required by this Article X.E(i) due to the issuance of Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

Notwithstanding  the  foregoing,  no  adjustment  shall be made pursuant to this
Article X.E(i) if such adjustment would result in an increase in the Conversion Price.

                  (ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this Article X.E, the following will be applicable:

                           (a) Issuance of Purchase  Rights.  If the Corporation
issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Purchase Rights" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph
(ii)(b) of this Article X.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights.

                  (b) Issuance of Convertible Securities.

                           (1)  If  the   Corporation   issues   or  sells   any
Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible
Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(b) of this Article X.E) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities.

                           (2)  If  the   Corporation   issues   or  sells   any
Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "VARIABLE RATE CONVERTIBLE SECURITY"), then the "price per share for which Common Stock is issuable upon such conversion, exercise or exchange" for purposes of the calculation contemplated by subparagraph
(b)(ii)(1) of this Article X.E shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the Conversion Price on the date of issuance or sale of such Variable Rate Convertible Security was seventy-five percent (75%) of the Conversion Price on such date (the "ASSUMED VARIABLE MARKET PRICE"). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this
Article X.E with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the Conversion Price existing at the time of the adjustment required by this sentence.

                           (3) Change in Option  Price or  Conversion  Rate.  If
there is a change at any time in (A) the amount of additional consideration payable to the Corporation upon the exercise of any Purchase Rights; (B) the amount of additional consideration, if any, payable to the Corporation upon the conversion, exercise or exchange of any Convertible Securities; or (C) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to subparagraph (ii)(b)(2) of this Article X.E), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

                           (4)  Calculation of  Consideration  Received.  If any
Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be valued at the Closing Bid Price thereof as of the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series C Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the "DISREGARDED SECURITIES") issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article X.E for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the Closing Bid Price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below the Conversion Price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the convertible notes. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the Majority Holders do not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value shall be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

                           (5) Issuances Pursuant to Existing Securities. If the
Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights included in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement as a result of the issuance of the Series C Preferred Stock or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

         F. Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price shall be made (i) upon the exercise of any Convertible Securities or Purchase Rights issued and outstanding on the Issuance Date that are set forth in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement in accordance with the terms of such Convertible Securities and Purchase Rights as of such date; (ii) upon the grant or exercise of any Common Stock, Convertible Securities or Purchase Rights to employees, officers or directors of, or consultants to, the Corporation which may hereafter be granted to or exercised by any employee, officer, director or consultant under any equity compensation or similar benefit plan of the Corporation now existing or to be implemented in the future, so long as such plan and the issuance of such Common Stock, Convertible Securities or Purchase Rights is approved in accordance with reasonable judgment by a majority of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon conversion of the Series C Preferred Stock or exercise of the Warrants or upon any adjustment to the conversion price of the Series C Preferred Stock or the exercise price of the Warrants, (iv) upon the issuance of securities in connection with strategic business partnerships or joint ventures, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital, (v) the issuance of securities pursuant to any equipment financing from a bank or similar financial or lending institution approved by the Board of Directors, or (vi) the issuance of any shares of Series C Preferred Stock or Warrants to additional purchasers in one or more additional closings consummated prior to the filing of the Registration Statement, as contemplated by Section 1(b) of the Securities Purchase Agreement (any such issuance in accordance with one of the foregoing clauses (i) through (vi), an "EXCLUDED ISSUANCE").

         G. Other Action Affecting Conversion Price. If, at any time after the Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article X.A through E, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series C Preferred Stock, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Article X.G if such adjustment would result in an increase of the Conversion Price.

         H. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than one percent (1%) change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series C Preferred Stock.

                               XI. VOTING RIGHTS

         Except as otherwise expressly provided elsewhere in this Certificate of Designation or as otherwise required by the Delaware General Corporation Law (the "DGCL"), (a) each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series C Preferred Stock could then be converted (subject to the limitations set forth in Article IV.D) at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series C Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

         The Corporation shall provide each holder of Series C Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders). If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series C Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

         To the extent that under the DGCL the vote of the holders of the Series C Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class.

                           XII. PROTECTION PROVISIONS

         So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

                  (i) alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock;

                  (ii) alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series C Preferred Stock;

                  (iii) create or issue any Senior Securities or Pari Passu Securities;

                  (iv) issue any shares of Series C Preferred Stock other than pursuant to the Securities Purchase Agreement;

                  (v) redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities;

                  (vi) increase the par value of the Common Stock;

                  (vii) make any Dilutive Issuance; provided, however, that this
Article XII(vii) shall be of no further force and effect from and after the effective date of the Price Adjustment Approval; provided further, that this
Article XII(vii) shall not in any way limit the application of the other provisions of this Article XII;

                  (viii)  issue  any  debt   securities   that  would  have  any
preferences   over  the  Series  C  Preferred  Stock  upon  liquidation  of  the
Corporation; or

                  (ix)  except  for  exclusive  or  non-exclusive   licenses  of
intellectual property on arms' length bases, sell or otherwise transfer any independently-significant asset or intellectual property to any other person(s) or entity(ies) (including, without limitation, to any subsidiary(ies) of the Corporation).

Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series C Preferred Stock then outstanding.

                   XIII. PARTICIPATION RIGHT; EXCHANGE RIGHT

         Subject to the terms and conditions specified in this Article XIII, the holders of Series C Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of (i) equity or equity-linked securities, or (ii) debt which is convertible into equity or in which there is an equity component ("ADDITIONAL SECURITIES") on the same terms and conditions as offered by the Company to the other purchasers of such Additional Securities. Each time the Company proposes to offer any Additional Securities, the Company shall make an offering of such Additional Securities to each Purchaser in accordance with the following provisions:

                  (i) the Company shall deliver a notice (the "NOTICE") to the holders of Series C Preferred Stock stating (A) its bona fide intention to offer such Additional Securities, (B) the number of such Additional Securities to be offered, (C) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (D) the anticipated closing date of the sale of such Additional Securities;

                  (ii) until the first anniversary of the Closing Date, by written notification received by the Company within five (5) trading days after giving of the Notice, any holder of Series C Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to one half of the Face Amount of the Series C Preferred Stock held by such holder (including any shares of Series C Preferred Stock that have been converted into Common Stock). The Company shall promptly, in writing, inform each holder of Series C Preferred Stock that elects to purchase all of the Additional Shares available to it ("FULLY-EXERCISING HOLDER") of any other holder of Series C Preferred Stock's failure to do likewise. During the five (5) trading day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of Series C Preferred Stock were entitled to subscribe but that were not subscribed for by the holders of Series C Preferred Stock that is equal to the proportion that the Face Amount of the Series C Preferred Stock held by such Fully-Exercising Holder (including any shares of Series C Preferred Stock that have been converted into Common Stock) bears to the total Face Amount of the Series C Preferred Stock held by all holders of Series C Preferred Stock (including any shares of Series C Preferred Stock that have been converted into Common Stock);

                  (iii) notwithstanding the provisions of Article XIII(ii), at any time after the Closing Date, by written notification received by the Company within five (5) trading days after giving of the Notice, any holder of Series C Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities that have a total purchase price equal to the Face Amount of the Series C Preferred Stock held by such holder (including any shares of Series C Preferred Stock that have been converted into Common Stock); provided, however, that any holder of Series C Preferred Stock who elects to purchase Additional Securities pursuant to this Article XIII(iii) shall be required to surrender to the Company Series C Preferred Stock (or Common Stock issued on the conversion of such Series C Preferred Stock) for which the Face Amount (plus all accrued but unpaid Dividends) equals the total purchase price of the Additional Securities to be acquired by such holder of Series C Preferred Stock, and the Company shall accept such Series C Preferred Stock (or Common Stock issued on the conversion of such Series C Preferred Stock) as payment in full for such Additional Securities. The provisions of this Article XIII(iii) shall be of no further force or effect upon the consummation of any transaction (other than those transactions contemplated by the Securities Purchase Agreement entered into as of the Issuance Date by and among the Company and the initial holders of the Series C Preferred Stock) resulting in the issuance of the Company's Common Stock in connection with a bona fide offering at an offering price per share (prior to any underwriter's commissions and discounts) of not less than $0.12 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total net proceeds to the Company of at least $5,000,000;


                  (iv) if all Additional Securities which the holders of Series C Preferred Stock are entitled to obtain pursuant to Article XIII(ii) or Article XIII(iii) are not elected to be obtained as provided in subsection Article XIII(ii) or Article XIII(iii) hereof, the Company may, during the 75-day period following the expiration of the period provided in subsection Article XIII(ii) or Article XIII(iii) hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of Series C Preferred Stock in accordance herewith;


                  (v) the participation right in this Article XIII shall not be applicable to (A) the issuance or sale of shares of Common Stock (or options therefor) to employees, officers, directors, or consultants of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to a stock option plan (or similar equity incentive plan) approved in good faith by the Board of Directors, (B) the issuance of Common Stock in connection with a bona fide underwritten public offering at an offering price per share (prior to underwriter's commissions and discounts) of not less than 200% of the Conversion Price (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Company in respect to its Common Stock) that results in total proceeds to the Company of at least $25,000,000, (C) the issuance or sale of the Series C Preferred Stock, (D) the issuance of securities in connection with mergers, acquisitions, strategic business partnerships or joint ventures approved by the Board of Directors and the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital or (E) any issuance of securities as to which the Majority Holders shall have executed a written waiver of the rights contained in this Article XIII; and

                  (vi) the participation right set forth in this Article XIII may not be assigned or transferred, except that such right is assignable by each holder of Series C Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder of Series C Preferred Stock.

                               XIV. MISCELLANEOUS

         A. Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

         B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost or stolen Preferred Stock
Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series C Preferred Stock.

         C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock based on the number of shares of Series C Preferred Stock issued to each holder. Each increase to the Cap Amount and the Reserved Amount shall be allocated pro rata among the holders of Series C Preferred Stock based on the number of shares of Series C Preferred Stock held by each holder at the time of the increase in the Cap Amount or Reserved Amount. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series C Preferred
Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series C Preferred Stock shall be allocated to the remaining holders of shares of Series C Preferred Stock, pro rata based on the number of shares of Series C Preferred Stock then held by such holders.

         D. Quarterly Statements of Available Shares. For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder a written report notifying the holders of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion. The report shall also specify (i) the total number of shares of Series C Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series C Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Series C Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series C Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount. The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates. In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i)
- (iv) of this Paragraph D as of the date of such request.

         E. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder's claim to such cash payment or the amount thereof. If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

         F. Status as Stockholder. Upon submission of a Notice of Conversion by a holder of Series C Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder's allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder's rights as a holder of such converted shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation. In situations where Article VI.B is applicable, the number of shares of Common Stock referred to in clauses
(i) and (ii) of the immediately preceding sentence shall be determined on the date on which such shares of Common Stock are delivered to the holder. Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series C Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series C Preferred Stock with respect to such unconverted shares of Series C Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder. In all cases, the holder shall retain all of its rights and remedies for the Corporation's failure to convert Series C Preferred Stock.

         G. Remedies Cumulative. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series C Preferred Stock and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series C Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

         H. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

I. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation to P-Com, Inc., 3175 Winchester Blvd., Campbell, CA 95008, Telephone: (408) 866-3666, Facsimile: (408) 874-4461, Attention: Chief Executive Officer, and
(ii) if to any holder to the address set forth under such holder's name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 24th day of September, 2003.

                                     P-COM, INC.



                                      By: /s/ Daniel Rumsey
                                          -------------------------------------
                                      Name: Daniel W. Rumsey
                                      Title: Vice President

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series C Preferred Stock)

         The undersigned hereby irrevocably elects to convert ____________ shares of Series C Preferred Stock (the "CONVERSION"), represented by Stock Certificate No(s). ___________ (the "PREFERRED STOCK CERTIFICATES"), into shares of common stock ("COMMON STOCK") of P-Com, Inc. (the "CORPORATION") according to the conditions of the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock (the "CERTIFICATE OF DESIGNATION"), as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is _________________) with DTC through its Deposit Withdrawal Agent Commission System ("DTC TRANSFER").

         The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series C Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the "ACT"), or pursuant to an exemption from registration under the Act.

|_| In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

                        Date of Conversion:
                                           ------------------------------
                        Applicable Conversion Price:
                                                    ---------------------
                        Signature:
                                 ----------------------------------------
                        Name:
                            ---------------------------------------------
                        Address:
                               ------------------------------------------